Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Sub-Item 77K, Changes in Registrant's Certifying Accountant, of Form N-SAR dated November 29, 2004, of Excelsior Directional Hedge Fund of Funds, LLC and are in agreement with the statements contained in the third and fourth sentences there under. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                    /s/ Ernst & Young LLP
Boston, Massachusetts
November 29, 2004